UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 4, 2017

GoDaddy Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36904	46-5769934
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14455 N. Hayden Road
Scottsdale, Arizona 85260
(Address of principal executive offices, including zip code)

(480) 505-8800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities
In connection with the offering described in Item 8.01 below, GoDaddy Inc., (the “Company”) issued approximately 4,688,627 shares of Class A common stock to certain Selling Stockholders (as defined below) upon exchange of Desert Newco, LLC units (together with the same number of shares of the Company’s Class B common stock) pursuant to the exchange agreement between the holders of Desert Newco, LLC units and the Company.
The issuance of shares of Class A common stock in accordance with the terms and subject to the conditions set forth in the exchange agreement was made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Principal Accounting Officer
On December 6, 2017, the Board of Directors (“Board”) of the Company appointed Rebecca Morrow to serve as the Chief Accounting Officer and principal accounting officer of the Company, effective January 1, 2018. Ray Winborne, our current principal accounting officer, will cease to serve in the capacity of principal accounting officer upon the effectiveness of Ms. Morrow’s appointment as principal accounting officer, but shall continue to serve the Company in the capacity of Chief Financial Officer.

               Ms. Morrow, age 44, served as Vice President of Finance and Head of Technical Accounting and Reporting at the Company since March 2015. Prior to joining the Company, Ms. Morrow served in various roles at Deloitte & Touche LLP for 17 years, most recently serving as Senior Manager, Advisory Services from 2008 until August 2013 and Managing Director, Advisory Services from August 2013 until March 2015. Ms. Morrow holds a Masters of Accountancy from the University of Utah- David Eccles School of Business and a B.S. in Business, Accounting from the University of Idaho.

               In connection with Ms. Morrow’s appointment as principal accounting officer, the Board approved (i) an increase in Ms. Morrow’s annual base salary to $300,000, effective as of October 19, 2017, and (ii) an opportunity to earn an annual cash incentive bonus, initially with a target of 40% of her base salary for 2017. The Board also approved (i) an award of time-based options with a value equal to $250,000, with a grant date of December 7, 2017 and a per share exercise price equal to $46.78, with time-based vesting with 25% of the options vesting on the first day of the month following the first anniversary of October 19, 2017 and 1/16th of the shares subject to the option vest on each quarterly anniversary date thereafter, (ii) time-based restricted stock units with a value of $250,000 with 25% of the time-based restricted stock units vesting on the first day of the month following the first anniversary of November 1, 2017 and 1/16th of the restricted stock units vesting on each quarterly anniversary date thereafter, and (iii) performance-based restricted stock units with a value of $250,000 with performance-based vesting in four annual tranches.

               There are no family relationships between Ms. Morrow and any director or executive officer of the Company, and no transactions involving Ms. Morrow that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Events
On December 4, 2017, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC as underwriter named therein (the “Underwriter”), and the selling stockholders named therein (collectively, the “Selling Stockholders”). Pursuant to the terms of the Underwriting Agreement, the Selling Stockholders have agreed to sell, and the Underwriter has agreed to purchase, subject to and on the conditions set forth therein, an aggregate of 7,227,622 shares of the Company’s Class A common stock. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. Also, pursuant to the Underwriting Agreement, the Company agreed to sell, and the Underwriter has agreed to purchase, subject to and on the conditions set forth therein, an aggregate of 50,000 shares of its Class A common stock. The Company intends to use the proceeds to pay the transaction expenses incurred in connection with the offering and any remaining proceeds for general corporate purposes.
The Underwriting Agreement contains customary representations, warranties and agreements by the Company and the Selling Stockholders, customary conditions to closing, indemnification obligations of the Company, the Selling Stockholders and the Underwriter, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

The offering is being made pursuant to the Company’s automatically effective shelf registration statement (the “Registration Statement”) on Form S-3 (Registration No. 333-210589), including the prospectus dated April 5, 2016 contained therein, and the prospectus supplement dated December 4, 2017.
Item 9.01    Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of December 4, 2017 by and among GoDaddy Inc., the Selling Stockholders and Morgan Stanley & Co. LLC, as the underwriter named therein
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GODADDY INC.

Date:	December 8, 2017	/s/ Ray E. Winborne
Ray E. Winborne
Chief Financial Officer